PEOPLESWAY.COM, INC.

2969 Interstate Street	(704) 393-7591
Charlotte, NC 28208

June 7, 2004

Mr. Howard Wayland, Jr.
Chairman
AmStar Mortgage Corporation
10851 Scarsdale Boulevard
Suite 800
Houston, TX 77089

Re:	Letter of Intent – Strategic Alliance

Dear Howard:

Per our various conversations, we submit this Letter of Intent to memorialize our understandings and agreements regarding a share exchange among you, AmStar Mortgage Corporation (“AmStar”), a Texas corporation and Peoplesway.com, Inc., (“Peoplesway”), a Nevada Corporation.

Background

By way of background, Peoplesway.Com, Inc. (“Peoplesway”) is a Nevada corporation that maintains an Internet destination called “Peoplesway,” located at www.peoplesway.com. The Peoplesway Web site offers goods and services for sale, including: cosmetics and beauty products, health supplements, jewelry, specialty items, and flowers. Our products can be obtained directly through the Web site, or by calling your customer service team members. The majority of our goods and services are sold through approximately 4,000 independent contractors. Peoplesway is a reporting public company that has registered its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. Our offices are at 2969 Interstate Street, Charlotte, NC 28208.

We understand that AmStar is a Texas corporation, formed on October 12, 2002. You are in the business of providing primarily residential and some commercial mortgage services for prime and sub-prime mortgage loans. AmStar has grown rapidly through its unique network of “net branch” offices. These offices share common ownership with AmStar but preserve the independence and compensation sought by its branch managers. You have focused on experienced management in the branches with centralized mortgage banking relationships and warehouse lines of credit.

You have asked that we offer your mortgage services to our shareholders and independent contractors through a strategic alliance that will effectively endorse your services. Per our conversations, you will offer your mortgage services to our independent contractors at a rate discounted from your usual low rates in exchange for the endorsement of Peoplesway on the terms set forth in this letter.

TERMS OF AGREEMENT

1.             Discounted Mortgage Fees to Peoplesway.   AmStar will offer a discount from its usual fees, in the form of discounted application or originations fees to all independent contractors and affiliates of Peoplesway. A discount code denominated “Peoplesway” or other suitable name shall be incorporated into loan applications or by other suitable means. The discount shall be applied to the basic application and/or origination fees and regular charges will apply for all other services. Each of the Peoplesway applications shall be given priority by your staff in Houston.

2.             Promotion of Mortgage Services by Peoplesway.    Peoplesway agrees to promote the arrangement with AmStar to the present existing network of approximately 4,000 independent contractors and shall from time to time thereafter promote the arrangement to newly added independent contractors.

                a.             Website.    Peoplesway will note the arrangement on its website at www.peoplesway.com in a manner consistent with the graphics, artistry, and functionality of its website, subject to paragraph 7 herein.

                b.             Printed Materials and Media.    Peoplesway may also, from time to time, include printed materials, coupons, flyers or similar advertisements provided by AmStar in routine mailings and shipments to its network of independent contractors. The parties may reference their arrangement in public notices, required filings with governmental agencies, and in advertisements, joint promotions, seminars and other media or venues. Advance notice and advance copy will be provided, except when disclosure is required by law or is otherwise economically impractical.

3.             Payment.    In consideration of the services provided by Peoplesway, AmStar will pay to Peoplesway 500,000 Units, each Unit consisting of one share of AmStar unregistered common stock, ($0.0001 par value); two Redeemable Convertible Class A Warrants, each exercisable for one share of common stock at an exercise price of $2.00; and four Redeemable Convertible Class B Warrants, each exercisable for one share of common stock at an exercise price of $4.00. The warrants shall be exercisable at all times that a valid prospectus is in effect, but not more than two years from the date of the prospectus. At the time of issuance of the Warrants, AmStar will have issued and outstanding no more than 13,000,000 shares of its common stock, nor other options, warrants or securities convertible into common stock.

Upon effectiveness of the registration statement pertaining to the shares, Peoplesway will promptly distribute the common stock or securities to its shareholders of record as of any date of its choosing (after June 7, 2004) in proportion to their then current shareholdings in Peoplesway common stock.

Peoplesway will bear the costs of mailing or delivery (but not printing, registrar or transfer agent costs) associated with distributing the common shares to its shareholders upon effectiveness of the registration statement.

4.             Registration of Peoplesway Payment.    AmStar shall use its reasonable best efforts to promptly register the securities issued to Peoplesway by the filing of a registration statement by AmStar with the United States Securities & Exchange Commission under the Securities Act of 1933, as amended. To the fullest extent permissible under the applicable securities laws, the registration shall register the issuance of the Units, and all underlying securities to Peoplesway shareholders and the subsequent resale of the securities by those securities holders.

The registration statement shall be at no cost to Peoplesway or its shareholders and AmStar shall be solely responsible for the costs of filing, including without limitation all filing fees, legal and accounting fees, stock certificate, recordation and registration, printing, state securities “blue sky” compliance and other costs. AmStar will contemporaneously enter into a Consulting Agreement which may address certain sharing of the costs and labor between the parties.

AmStar shall use its reasonable best efforts to obtain a listing on the NASDAQ Over-the-Counter Bulletin Board (OTC BB) or similar recognized U.S. national exchange.

Peoplesway acknowledges the possibility that it may be deemed to be a “statutory underwriter” within the meaning of Section 2(11) of the Securities Act. Peoplesway agrees that it will comply with all prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its shareholders. Further, Peoplesway and its distributees will comply with all anti-manipulation rules of the SEC, including Regulation M. If a market for the shares develops, these rules may apply to sales in the marketplace as well.

Among other provisions, we have noted that Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits purchases to stabilize the price of a security in the distribution.

5.             Registration of Shares of Howard Wayland, Jr.    The parties agree that the AmStar registration statement may also register up to 500,000 shares of common stock personally owned or controlled by AmStar’s Chairman, Howard Wayland, Jr. In addition, 425,000 common shares or equivalent options may be gifted by Mr. Wayland to family and key employees not later than June 25, 2004. The registration statement to be filed by AmStar may include the 500,000 shares of Mr. Wayland and disclose Mr. Wayland as a selling securities holder.

6.             Non-Dilution of Peoplesway Shares.    Except as noted in paragraph 8 below, AmStar shall not enter into any merger, consolidation or other arrangement whereby the shares are subject to a reverse split for a period of 180 days from the effectiveness of the registration statement, except on the following conditions:

a.	Upon written consent by duly authorized officials of Peoplesway; or

b.	Upon the issuance of additional shares to Peoplesway in amounts sufficient to maintain the same proportional holdings in the Company as combined as it held prior to the split.

7.             Intellectual Property.    This Letter of Intent is not intended to convey an interest in, or grant license to, either party in the confidential information or intellectual property of the other. As a condition to the closing of the transactions contemplated herein, each party agrees to enter into a suitable agreement related to the use and protection of each other’s confidential information and/or intellectual property consistent with the purposes of this Letter of Intent.

8.             Potential Acquisition.    AmStar has had held discussions with an intellectual property company (IPCO) about the potential acquisition of IPCO. In order to retain that opportunity, Amstar may propose to acquire or option IPCO prior to the completion of the transactions contemplated herein, subject however to the prior approval of Peoplesway and counsel to both parties, which approval shall not be unreasonably withheld. AmStar will not proceed with any such transaction to the extent the same may unreasonably interfere with the purposes of this Letter of Intent.

We are excited about the opportunity for growth offered by this agreement. If you have any questions, please do not hesitate to contact me. Otherwise, to confirm our understandings, kindly sign a copy of this letter and return to me.

Best personal regards,

Very truly yours,
PEOPLESWAY.COM, INC.

By: Donald R. (“Pete”) Monroe
Chairman

Agreed To:

AmStar Mortgage Corporation

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Howard Wayland, Jr.